Exhibit 99.1

For Immediate Release

Xplore Reports FY’08 Results

Austin, Texas – June 4, 2008 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, reported today revenue of $25,355 for the year ended March 31, 2008 as compared to $34,534 in the prior year.

Mark Holleran, President and Chief Operating Officer, stated, “Fiscal 2008 was a year of positioning Xplore for the future.  We’ve been developing numerous new products, including the next generation of our iX104 Tablet PC, a state of the art docking station targeted to the military vertical and a rugged notebook PC.  We believe these products will be available in our fiscal 2009 and should enable us, through their introduction, to resume the growth of our revenues.”

Fiscal 2008 Financial Results

Revenue for the years ended March 31, 2008 and 2007 was $25,355 and $34,534, respectively.   The decrease in revenue of 27% was attributable to a decline in unit sales of 28% which was partially offset by an average selling price increase of approximately 2%.   While there was one order that did account for approximately 5% of our revenue for the fiscal year ended March 31, 2008, the decrease was primarily due to a decrease in revenue from large orders.

Gross profit for fiscal 2008 was $7,431 or approximately 29% of revenue as compared to $9,811 or approximately 28% of revenue for fiscal 2007. The current year improvement in the gross profit percentage is attributable to the cost reduction initiatives principally related to component pricing and freight.

Total operating expenses in fiscal 2008 were $14,414 as compared to $14,087 in fiscal 2007.  The increase was principally due to increases in engineering development costs associated with the future products and general administration offset by a reduction in sales and marketing costs of consisting principally of variable costs including marketing co-op allowances, sales commissions and travel.

The fiscal 2008 net loss was $7,078 ($0.11 cents per share) as compared with $6,615 ($0.11 cents per share) in fiscal 2007.  The net loss for fiscal 2008 increased from fiscal 2007 primarily due to the aforementioned decrease in revenue by approximately 27%.

The financial results announced are in thousands of United States dollars, except for percentage and per share amounts.  The financial data is presented in accordance with U.S. GAAP.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing, integrating and marketing of rugged mobile wireless PC computing systems. The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices. The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:
Xplore: For Media or U.S. Investor Information Contact:
Martin Janis & Company, Inc. Beverly Jedynak Tel: (312) 943-1100 Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to  risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

- See attachments -

XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands)

	March 31, 2008	March 31, 2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$733	$1,711
Accounts receivable, net	4,936	4,408
Inventory	3,408	3,639
Prepaid expenses and other current assets	658	771
Total current assets	9,735	10,529
Fixed assets, net	1,094	585
	$10,829	$11,114
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,634	$5,319
Total current liabilities	4,634	5,319
Debenture	—	250
	4,634	5,569
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Series A Preferred Stock, par value $0.001 per share; authorized 64,000; shares issued 63,179 and 63,473, respectively	63	63
Series B Preferred Stock, par value $0.001 per share; authorized 10,000; shares issued 9,589 and 9,989, respectively	10	10
Series C Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 15,274 and none, respectively	15	—
Common Stock, par value $0.001 per share; authorized 300,000; shares issued 70,010 and 64,099, respectively	70	64
Additional paid-in capital	107,594	98,469
Accumulated deficit	(101,557)	(93,061)
	6,195	5,545
	$10,829	$11,114

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss

(in thousands, except shares and per share amounts)

	March 31, 2008	March 31, 2007

Revenue	$25,355	$34,534
Cost of revenue	17,924	24,723
Gross profit	7,431	9,811

Expenses:
Sales, marketing and support	4,840	6,094
Product research, development and engineering	4,244	2,935
General administration	5,330	5,058
	14,414	14,087
Loss from operations	(6,983)	(4,276)

Other expenses:
Interest expense	(54)	(1,467)
Loss on extinguishment of debt	—	(832)
Other	(41)	(40)
	(95)	(2,339)
Net loss	$(7,078)	$(6,615)
Deemed dividends related to beneficial conversion feature of convertible Preferred Stock	(2,328)	(3,381)
Dividends attributable to Preferred Stock	(1,449)	(885)
Net loss attributable to common shareholders	$(10,855)	$(10,881)

Loss per common share	$(0.11)	$(0.11)
Deemed dividends related to beneficial conversion feature of convertible Preferred Stock	(0.04)	(0.06)
Dividends attributable to Preferred Stock	(0.02)	(0.01)
Loss per share attributable to common shareholders, basic and fully diluted	$(0.17)	$(0.18)
Weighted average number of common shares outstanding, basic and fully diluted	66,257,655	59,616,950